Exhibit 10.4

                            REVOLVING CREDIT LINE AND
                                PROMISSORY NOTE

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Borrower:                              Lender:
ASAP Show, Inc.                        Frank & Vicky & Jerome Yuan
4349 Baldwin Ave., Ste A               1858 McFarlane St.
El Monte, CA  91731                    San Marino, CA  91108
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REVOLVING CREDIT LINE FACILITY:  The lender agrees to offer borrower a revolving credit line in the amount of one million one hundred thousand and 00/100 Dollars (US$1,100,000.00) effective June 1, 2006.

PROMISE TO PAY: For value received ASAP Show, Inc. ("Borrower") promise to pay to Frank and Vicky Yuan ("Lender"), or order, in lawful money of the United States of America, the principal amount of any outstanding amount under the credit line facility borrowed, together with interest on the unpaid principal balance.

PAYMENT: Borrower will pay this outstanding loan of credit line facility before August 1, 2007. Payment in full is due immediately upon due date or extended by lender. Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date beginning July 1, 2006 with all subsequent interest payments to be due on the same day of each month after that. Borrower will pay Lender at Lender's Address shown above.

INTEREST RATE:  The interest rate on this Note is 10.0% per annum.

LENDER'S RIGHTS: Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

SUCESSOR INTERESTS: The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS: This Note is payable and secured by all assets of the Borrower. The inclusion of specific default provisions or rights of Lender shall not preclude Lender's right to declare payment of this Note on its demand. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable status of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this credit line facility or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take and any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER:

By:  ___________________________________
         Frank Yuan, Chairman/CEO
         ASAP Show, Inc.